Exhibit 99.1

July 17, 2009

A. O. Smith announces second quarter results exceeding analysts’ estimates; company increases and narrows annual guidance

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced second quarter net earnings of $21.3 million or $0.84 per share on sales of $498.7 million. Included in earnings was a positive tax adjustment of $1.9 million relating to its Chinese water products business.

The reported results have been impacted by required accounting related to the company’s transaction with Smith Investment Company (SICO), which closed on April 22. For accounting purposes, the former controlling shareholder, SICO, is treated as the acquirer even though the company is the surviving corporation. Current period and prior period earnings and earnings per share amounts reported by A. O. Smith in its SEC filings will include activity of SICO prior to the closing date. The primary accounting impact of the SICO transaction is in the calculation of earnings per share because the accounting rules require the use of SICO shares outstanding rather than A. O. Smith shares outstanding prior to closing. Eliminating the impact of this transaction, non-GAAP earnings were $23.7 million or $0.79 per share for the second quarter of 2009.

The company believes that providing non-GAAP information is beneficial to investors in understanding the current and historical operations of the company. A reconciliation of GAAP to non-GAAP earnings and earnings per share calculations is shown at the end of this press release. Future quarterly financial statements will not be affected by the transaction, however, we will provide non-GAAP financial information for historical comparison purposes.

The following tables contain both the GAAP and the Non-GAAP information for the second quarter and the first six months:

	Second Quarter 2009		Second Quarter 2008
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net Earnings (in $ millions)	$21.3	$23.7	$9.5	$32.0

Earnings Per Share	$0.84	$0.79	$1.00	$1.06

Shares Outstanding (in millions)	25.2	30.2	9.5	30.3

	First Half 2009		First Half 2008
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net Earnings (in $ millions)	$20.7	$32.4	$15.9	$53.8

Earnings Per Share	$1.19	$1.07	$1.67	$1.78

Shares Outstanding (in millions)	17.4	30.2	9.5	30.2

Sales for the quarter ended June 30 were $498.7 million, approximately 20 percent lower than the 2008 second quarter. The decline in sales was due to lower demand in all of the company’s North American end markets, reflecting cautious customer spending caused by the global recession. However, sales and earnings in the second quarter were an improvement from the first quarter of this year.

“Given the current economic environment, both of our operating units performed well in the second quarter due to aggressive cost management and a relatively strong replacement market,” said Paul W. Jones, chairman and chief executive officer. “Equally important was that cash flow from continuing operations during the first half of this year, which totaled almost $94 million, was a significant improvement from the $20.3 million generated during the first half of last year.”

Water Products

Second quarter sales in the company’s Water Products operation were $337.1 million, or 11 percent lower than the same period in 2008. The lower sales reflected the continuing softness in the domestic housing market as well as a slow-down in the commercial water heater market segment. After a weak first quarter 2009, water heater sales in China improved due to the positive impact of the economic stimulus programs instituted by the Chinese government earlier this year.

Operating profit of $36.5 million was modestly higher than the second quarter of 2008. Operating margins improved to 10.8 percent for the quarter compared with 9.5 percent achieved last year as a result of aggressive cost reduction programs and higher pricing.

Electrical Products

Sales of electric motors declined approximately 33 percent to $162.4 million compared with second quarter 2008 sales of $242.4 million. Volumes were lower in all of the company’s major market segments due to the global recession.

Electrical Products’ operating profit in the second quarter was $7.6 million compared with $22.5 million earned in the second quarter of 2008. The significantly lower volumes contributed to the earnings decrease but were partially offset by cost savings realized from Electrical Products company’s product repositioning initiatives implemented last year.

New product initiatives

“We continue to pursue new product opportunities and invest in our business to enhance our market position, which will ensure we are well positioned when the global economy recovers,” Jones commented. Among the new product introductions during the second quarter are:

•

The first solar water heating system specifically designed for high-rise apartment applications was introduced in China. The water heaters make use of proprietary solar collector and temperature control technology to boost performance in winter and regulate water temperature in summer.

•

A new variable speed pump motor with electronic controls was introduced for swimming pool and spa applications. The motor and controls offer consumers high energy efficiency at a wide range of motor speeds.

•

A new line of two-speed pool and spa motors was also introduced. These motors deliver high efficiency at both high and low speeds and comply with efficiency regulations that went into effect in California.

•

Fourteen high efficiency water-to-water commercial heat pump water heaters were shipped to the U. S. Army at Fort Knox, Ky., as part of an ongoing project. To date, 63 heat pump water heaters have been installed at Fort Knox for potable water applications.

Outlook

“We do not foresee a recovery in U. S. residential new construction during the remainder of 2009, and we expect weakened commercial demand to continue,” Jones said. “We are experiencing a modest seasonal uptick in the HVAC market as customers replenish inventories, but we expect this trend to be short-lived.”

“Our operating units have performed well despite tremendously difficult market conditions, and we continue to conserve cash and reduce costs throughout the organization. Due, in large part, to the success of our cost management efforts and sequential improvement in our second quarter earnings, we are increasing and narrowing our full-year earnings outlook to between $2.15 and $2.35 per share on a GAAP basis and $2.05 and $2.25 per share, on a non-GAAP basis.”

Conference Call

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as

“may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; negative impact of future pension contributions on the company’s ability to generate cash flow; instability in the company’s electric motor and water products markets; further weakening in housing construction; further weakening in commercial construction; a further slowdown in the Chinese economy; expected restructuring savings realized; further adverse changes in customer liquidity and general economic and capital market conditions; or the impact of acquisition accounting or non-GAAP financial measures on the company’s financial statements. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with 2008 sales of $2.3 billion, is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China. A. O. Smith is also one of the largest manufacturers of electric motors for residential and commercial applications in North America.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended June 30		Six Months ended June 30
	2009	2008	2009	2008
Net sales	$498.7	$622.1	$980.4	$1,193.6
Cost of products sold	376.3	480.6	756.5	919.5

Gross profit	122.4	141.5	223.9	274.1

Selling, general and administrative	88.6	94.4	173.3	188.5
Restructuring and other charges	—	1.2	1.5	5.7
Interest expense	3.1	5.3	6.3	10.9
Other expense / (income)	0.7	(0.1)	1.5	(0.4)

	30.0	40.7	41.3	69.4
Tax provision	6.1	9.5	12.1	17.0

Earnings before equity loss in joint venture and discontinued operations	23.9	31.2	29.2	52.4
Equity loss in joint venture	(0.2)	(0.1)	(0.2)	(0.2)

Earnings from continuing operations	23.7	31.1	29.0	52.2

Discontinued SICO operations	—	0.2	—	0.3

Net earnings	23.7	31.3	29.0	52.5

Less: Net earnings attributable to noncontrolling interest	(2.4)	(21.8)	(8.3)	(36.6)

Net earnings attributable to A.O. Smith Corporation	$21.3	$9.5	$20.7	$15.9

Diluted Earnings Per Share of Common Stock
Before discontinued operations	$0.84	$0.98	$1.19	$1.64
Discontinued operations	—	0.02	—	0.03

Net	$0.84	$1.00	$1.19	$1.67

Average Common Shares Outstanding (000’s omitted)	25,211	9,483	17,400	9,483

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) June 30 2009	December 31 2008
ASSETS:

Cash and cash equivalents	$53.5	$35.3
Receivables	370.6	363.5
Inventories	226.0	282.0
Deferred income taxes	41.4	64.2
Other current assets	26.0	46.6
Current assets - discontinued SICO operations	—	31.9

Total Current Assets	717.5	823.5

Net property, plant and equipment	409.0	419.1
Goodwill and other intangibles	585.4	583.4
Deferred income taxes	41.1	52.3
Other assets	38.8	50.4

Total Assets	$1,791.8	$1,928.7

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$246.1	$274.8
Accrued payroll and benefits	36.8	44.1
Product warranties	38.1	40.2
Long-term debt due within one year	21.1	17.5
Derivative contracts liability	15.7	73.0
Other current liabilities	54.0	61.9
Current liabilities - discontinued SICO operations	—	3.3

Total Current Liabilities	411.8	514.8

Long-term debt	272.3	317.3
Other liabilities	153.9	156.8
Pension liabilities	250.2	264.0
Redeemable Stock	—	12.6
Stockholders’ equity	703.6	663.2

Total Liabilities and Stockholders’ Equity	$1,791.8	$1,928.7

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Six Months ended June 30
	2009	2008
Continuing
Operating Activities
Earnings from continuing operations	$29.0	$52.2

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	33.5	33.6
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	31.4	(67.0)
Noncurrent assets and liabilities	(0.6)	(0.9)
Other	0.3	2.4

Cash Provided by Operating Activities	93.6	20.3

Investing Activities
Capital expenditures	(21.6)	(25.4)
Net cash distributed with spin off of discontinued SICO businesses	(7.1)	—
Acquisition of businesses	(0.4)	—
Proceeds from sale of restricted marketable securities	8.9	12.0

Cash Used in Investing Activities	(20.2)	(13.4)

Financing Activities
Long-term debt repaid	(45.6)	(11.6)
Dividends paid	(9.6)	(9.2)

Cash Used in Financing Activities	(55.2)	(20.8)

Discontinued
Cash Used in Discontinued Operations	—	(0.4)

Net increase / (decrease) in cash and cash equivalents	18.2	(14.3)
Cash and cash equivalents - beginning of period	35.3	54.9

Cash and Cash Equivalents - End of Period	$53.5	$40.6

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended June 30		Six Months ended June 30
	2009	2008	2009	2008
Net sales
Water Products	$337.1	$380.8	$676.1	$732.9
Electrical Products	162.4	242.4	306.1	462.9
Inter-Segment Sales	(0.8)	(1.1)	(1.8)	(2.2)

	$498.7	$622.1	$980.4	$1,193.6

Operating earnings
Water Products (1)	$36.5	$36.3	$65.6	$72.3
Electrical Products (2)	7.6	22.5	4.6	33.6
Inter-Segment earnings	—	—	(0.1)	(0.1)

	44.1	58.8	70.1	105.8

Corporate expenses (3)	(11.2)	(12.9)	(22.7)	(25.7)
Interest expense	(3.1)	(5.3)	(6.3)	(10.9)

Earnings before income taxes	29.8	40.6	41.1	69.2

Tax provision	6.1	9.5	12.1	17.0

Earnings from continuing operations	$23.7	$31.1	$29.0	$52.2

(1) includes equity loss in joint venture of:	$(0.2)	$(0.1)	$(0.2)	$(0.2)
(2) includes pretax restructuring and other charges of:	$—	$—	$0.6	$3.8
(3) includes pretax restructuring and other charges of:	$—	$1.2	$0.9	$1.9

A. O. Smith Corporation

Reconciliation of Non-GAAP Data

in millions, except per share amounts

	Second Quarter		Six Months
	2009	2008	2009	2008
Net Earnings, as reported	$21.3	$9.5	$20.7	$15.9
Add: Non-GAAP adjustments attributable to net earnings of non-controlling interest and SICO expenses	$2.4	$22.5	$11.7	$37.9

Adjusted Earnings	$23.7	$32.0	$32.4	$53.8

Average Common shares outstanding, as reported (1)	25.2	9.5	17.4	9.5
Add: Non-GAAP adjustments to weighted average Common shares attributable to non-controlling interest	5.0	20.8	12.8	20.7

Adjusted average Common shares outstanding	30.2	30.3	30.2	30.2

Earnings per Share, as reported	$0.84	$1.00	$1.19	$1.67

Adjusted Earnings per Share	$0.79	$1.06	$1.07	$1.78

(1)	Reported shares are calculated as the weighted average of SICO shares prior to the closing and A. O. Smith shares after the closing